Exhibit 99.1

Manitex International, Inc. Reports Second Quarter 2010 Results

Underlying Revenues Increase 29%, EBITDA(1) Improves 192%

Bridgeview, IL, August 11, 2010 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles and specialized engineered trailers, today announced second quarter 2010 revenues of $19.5 million, a 65% year-over-year increase, and net income for the second quarter of 2010 of $0.2 million or $0.02 per share, compared to a net loss of ($0.1 million) or ($0.01) per share for the second quarter of 2009.

Second Quarter 2010 Financial Highlights:

•

Net revenues for the quarter ended June 30, 2010 were $19.5 million, representing a 65% increase from the second quarter of 2009. Excluding the impact of acquisitions, net revenues increased 29.5% from the comparable prior year period.

•	EBITDA(1) for the second quarter of 2010 increased by 192% to $1.7 million equal to 8.9% of sales, compared to $0.6 million or 5.0% of sales for the second quarter of 2009.

•	Gross profit margin of 23.6% in the second quarter of 2010 was an improvement of 270 basis points compared to the second quarter of 2009.

•	Net income for the second quarter of 2010 of $0.2 million or $0.02 per share (2), compared to a net loss of ($0.1) million or ($0.01) per share for the second quarter of 2009.

•

Working capital at June 30, 2010 was $29.3 million, compared to $25.6 million at December 31, 2009. The current ratio of 2.9 to 1, at June 30, 2010 improved 0.1, compared to 2.8 to 1 at December 31, 2009.

•	June 30, 2010 backlog increase of 14% compared to March 31, 2010

Subsequent to the Quarter:

•	Commenced CVS-Ferrari Operating Agreement

Chairman and Chief Executive Officer David Langevin commented, “Our specialty manufacturing strategy is working. Our plants are running at much better rates of production in comparison to a year ago and our visibility is good for the rest of the year. This optimism is reflected in the solid improvement in the backlog of our core crane products. Finally, we are very excited about the addition of our recently announced CVS Ferrari operating contract. CVS puts our Company into a specialty port service area which is showing significant growth. This new business area is international in scope, has large scale, and has the potential to bring a meaningful increase to our financial results. Moreover, we expect that CVS Ferrari sales will begin to contribute to our financial results beginning in the third quarter of this year.”

Net revenues of $19.5 million in the second quarter of 2010 increased $7.7 million or 65% over the second quarter of 2009, with approximately 55% of the increase attributable to the acquisitions of Badger and Load King that occurred in quarters three and four of 2009 respectively. The remaining 45% of the increase compared to the second quarter of 2009 resulted from strong demand for material handling product from military and international customers and for Manitex boom truck cranes.

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Gross profit of $4.6 million and gross margin percent of 23.6% were $2.1 million and 270 basis points respectively above the second quarter of 2009. The improvement in gross margin percent resulted from higher margin product mix in sales, particularly in the military material handling and higher capacity and specialized crane products, and from the restructuring and cost control actions taken during 2009.

SG&A expenses for the second quarter of 2010 decreased $0.5 million from the first quarter of 2010 as lower costs were incurred for legal and professional fees associated with statutory requirements and acquisition activities. Excluding the impact of acquisitions, SG&A costs increased $0.4 million compared to the second quarter of 2009 with the majority of the increase related to supporting increased requirements from sales and service volumes and expenses related to the continued investment in overseas markets.

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “We believe that given the still-challenging current economic situation, this second quarter provided a solid set of results and continuing positive indicators regarding our market performance. We again reported revenue growth compared to the comparable 2009 quarter, with an increase of $7.7 million of which approximately 45% or $3.5 million was from the underlying business, excluding the acquisitions made in 2009. An encouraging aspect of this increase was a stronger quarter from the boom truck crane business driven by demand from our niche energy and international products. These same factors have contributed to the 14% increase in our backlog from the end of the first quarter of 2010 to $24.9 million, which now provides some improved visibility into the second half of the year. We are also excited that we have an additional opportunity to add to this backlog from the operating agreement for the CVS Spa container handling business that we entered into on June 30, 2010.”

Mr. Rooke continued, “We were pleased to report a continuation of strong cash generation, with EBITDA for the quarter of $1.7 million, or 8.9% of sales, a result of the improved cost structure achieved over the last eighteen months and favorable mix of higher margin material handling and crane products. Our operating working capital increased $0.5 million from the first quarter of 2010 as both receivables and inventory increased in response to the higher levels of activity and we ended the quarter with an operating working capital ratio to the last quarter’s annualized sales of 41.4%. With our continued focus on working capital and the previously referenced increase in our backlog, we are optimistic that we will continue to be able to generate strong cash flow in the coming months.

(1)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(2)	Weighted average diluted shares outstanding for the second quarter of 2010 were 11,392,759 and for the second quarter of 2009 were 10,836,132.

Conference Call:

Today, Wednesday August 11th, management will host a conference call at 4:30 p.m. Eastern Time to discuss the results for the second quarter of 2010 with the investment community.

Anyone interested in participating should call 1-877-941-8601 if calling within the United States or 1-480-629-9810 if calling internationally. A re-play will be available until August 18, 2010, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4341549 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, accessible at the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products. In December 2009, we acquired Load King Trailers, a manufacturer of specialized custom trailers and hauling systems typically used for transporting heavy equipment.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

PART 1 – FINANCIAL INFORMATION

Item 1—Financial Statements

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except for per share amounts)

	June 30, 2010	December 31, 2009
	Unaudited
ASSETS
Current assets
Cash	$1,485	$287
Trade receivables (net of allowances of $122 and $76 at June30, 2010 and December 31, 2009)	14,792	10,969
Other receivables	256	49
Inventory (net of allowances of $195 at June 30, 2010 and December 31, 2009)	26,610	27,277
Deferred tax asset	680	673
Prepaid expense and other	1,032	892

Total current assets	44,855	40,147
Total fixed assets (net)	11,053	11,804

Intangible assets (net)	21,378	22,401
Deferred tax asset	5,796	5,796
Goodwill	14,452	14,452
Other long-term assets	68	85

Total assets	$97,602	$94,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$2,565	$2,624
Current portion of capital lease obligations	547	520
Accounts payable	9,011	8,565
Accounts payable related parties	334	618
Accrued expenses	2,865	2,145
Other current liabilities	257	97

Total current liabilities	15,579	14,569
Long-term liabilities
Revolving term credit facilities	19,287	16,788
Deferred tax liability	5,952	5,952
Notes payable	7,585	8,323
Capital lease obligations	4,971	5,256
Deferred gain on sale of building	2,979	3,169
Other long-term liabilities	200	200

Total long-term liabilities	40,974	39,688

Total liabilities	56.553	54,257

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding June 30, 2010 and December 31, 2009	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 11,372,467 and 11,160,455 at June 30, 2010 and December 31, 2009, respectively	46,814	46,375
Warrants	1,788	1,788
Paid in capital	104	93
Accumulated deficit	(7,737)	(8,257)
Accumulated other comprehensive income	80	429

Total shareholders’ equity	41,049	40,428

Total liabilities and shareholders’ equity	$97,602	$94,685

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MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$19,502	$11,848	$41,472	$25,890
Cost of Sales	14,895	9,371	31,653	20,385

Gross profit	4,607	2,477	9,819	5,505
Operating expenses
Research and development costs	282	118	559	239
Selling, general and administrative expenses, including corporate expenses of $572 and $471 for the three months and 1,316 and $988 for the six months ended June 30, 2010 and 2009, respectively	3,294	2,306	7,133	4,599
Restructuring expenses	82	22	135	153

Total operating expenses	3,658	2,446	7,827	4,991

Operating income	949	31	1,992	514
Other expense
Interest expense	(617)	(366)	(1,229)	(769)
Foreign currency transaction (losses) gains	(29)	66	(139)	56
Other income	10	1	154	2

Total other expense	(636)	(299)	(1,214)	(711)

Income (loss) before income taxes	313	(268)	778	(197)
Income tax (benefit)	100	(151)	258	(141)

Net income (loss)	$213	$(117)	$520	$(56)

Earnings (loss) Per Share
Basic	$0.02	$(0.01)	$0.05	$(0.01)
Diluted	$0.02	$(0.01)	$0.05	$(0.01)
Weighted average common share outstanding
Basic	11,371,956	10,836,132	11,344,541	10,786,703
Diluted	11,392,759	10,836,132	11,365,641	10,786,703

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2010	2009
	Unaudited	Unaudited
Cash flows from operating activities:
Net income (loss)	$520	$(56)
Adjustments to reconcile net income (loss) to cash provided by (used) for operating activities:
Depreciation and amortization	1,563	1,122
Increase (decrease) in allowances for doubtful accounts	47	(32)
Gain on disposal of fixed assets	(39)	—
Deferred income taxes	(8)	(84)
Inventory reserves	(1)	40
Stock based deferred compensation	68	52
Reserve for uncertain tax positions	—	(30)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(4,148)	8,892
(Increase) decrease in inventory	593	(395)
(Increase) decrease in prepaid expenses	(139)	(359)
(Increase) decrease in other assets	17	—
Increase (decrease) in accounts payable	177	(5,172)
Increase (decrease) in accrued expense	745	(1,060)
Increase (decrease) in other current liabilities	161	(158)

Net cash (used) for provided by operating activities	(444)	2,760

Cash flows from investing activities:
Purchase of property and equipment	(164)	(39)
Proceeds from sale of equipment	216	—

Net cash provided by (used) for investing activities	52	(39)

Cash flows from financing activities:
Borrowing on revolving credit facility	3,269	241
Payment on revolving credit facility	(725)	(2,920)
Shares repurchased for income tax withholdings on share-based compensation	(18)	—
Note payments	(1,351)	(1,008)
New borrowing	955	894
Payment on capital lease obligations	(258)	(134)

Net cash provided by (used) for financing activities	1,872	(2,927)

Effect of exchange rate change on cash	(282)	(122)
Net increase (decrease) in cash and cash equivalents	1,480	(206)
Cash and cash equivalents at the beginning of the year	287	425

Cash and cash equivalents at end of period	$1,485	$97

Supplemental Information

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and six month periods ended June 30th, 2010 and June 30th 2009 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net income from continuing operations	213	(117)	520	(56)
Income tax (benefit)	100	(151)	258	(141)
Interest expense	617	366	1,229	769
Foreign currency transaction losses (gain)	29	(66)	139	(56)
Other (income) expense	(10)	(1)	(154)	(2)
Depreciation & Amortization	783	563	1,563	1,122
Earnings before interest, taxes, depreciation and amortization (EBITDA)	1,732	594	3,555	1,636
EBITDA % to sales	8.9%	5.0%	8.6%	6.3%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended June 30, 2010, unless otherwise indicated.

Backlog

Backlog is defined as firm orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
Backlog	$24,926	$21,830	$22,122	$14,214

Current Ratio is calculated by dividing current assets by current liabilities.

	June 30, 2010	December 31, 2009
Current Assets	$44,855	$40,147
Current Liabilities	$15,579	$14,569
Current Ratio	2.9	2.8

Days Sales Outstanding (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	June 30, 2010	December 31, 2009
Current portion of long term debt	$2,565	$2,624
Current portion of capital lease obligations	547	520
Lines of credit	19,287	16,788
Notes payable – long term	7,585	8,323
Capital lease obligations	4,971	5,256
Debt	$34,955	$33,511

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	June 30, 2010	March 31, 2010	December 31, 2009
Trade receivables (net)	$14,792	$14,294	$10,969
Other receivables	256	311	49
Inventory (net)	26,610	25,940	27,277
Less: Accounts payable	9,345	8,705	9,183
Total Operating Working Capital	$32,313	$31,840	$29,112
% of Trailing Three Month Annualized Net Sales	41.4%	36.2%	48.7%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	June 30, 2010	December 31, 2009	June 30, 2009
Net sales	$19,502	$14,934	$11,848
Multiplied by 4	4	4	4
Trailing Three Month Annualized Net Sales	$78,008	$59,736	$47,392

Working capital is calculated as total current assets less total current liabilities

	June 30, 2010	December 31, 2009
Total Current Assets	$44,855	$40,147
Less: Total Current Liabilities	15,579	14,569
Working Capital	$29,276	$25,578